Exhibit 10.63
SEMTECH CORPORATION
2017 LONG-TERM EQUITY INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR STOCK UNIT AWARD CERTIFICATE
THIS AWARD is made this [●], 202[_] (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to [Name] (the “Director”).
R E C I T A L S
A. The Corporation has established the Corporation’s 2017 Long-Term Equity Incentive Plan, as amended and restated (the “Plan”), in order to provide eligible persons of the Corporation with an opportunity to acquire shares of the Corporation’s common stock (the “Common Stock”).
B. The Administrator has determined that it would be in the best interests of the Corporation and its stockholders to grant the restricted stock unit award (the “Award”) described in this Award Certificate to the Director.
NOW, THEREFORE, this Award is made on the following terms and conditions:
Definitions. Capitalized terms used in this Award Certificate and not otherwise defined herein shall have the meanings given to such terms in the Plan.
Award of Stock Units. Pursuant to the Plan, the Corporation hereby awards to the Director as of the date hereof an Award with respect to [XXXX] stock units (subject to adjustment in accordance with Section 7.1 of the Plan) (the “Stock Units”), which Stock Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “Stock Unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under the Plan and this Award Certificate to be equivalent to one outstanding share of the Common Stock (subject to adjustment in accordance with Section 7.1 of the Plan). The Stock Units shall be used solely as a device for the determination of the payment to eventually be paid to the Director if such Stock Units vest pursuant to Sections 4, 6 or 7 hereof. The Stock Units shall not be treated as property or as a trust fund of any kind. The Director acknowledges that the Administrator may use a broker or other third party to facilitate its restricted stock unit award recordkeeping and agrees to comply with any administrative rules and procedures regarding restricted stock unit awards as may be in place from time to time. The Director acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Director) with a broker designated by the Corporation, and the Director agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.
Rights as a Stockholder; Dividends and Voting.
Limitations on Rights Associated with Units. The Director shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 3(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying such Stock Units.
Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 5 or terminated pursuant to Section 6, the Corporation shall credit the Director as of the payment date for such dividend with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 12 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on the payment date of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 3(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 3(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to Section 6.
Vesting. Subject to Sections 6 and 7 below, the Award shall vest and become nonforfeitable with respect to one hundred percent (100%) of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) on the earlier of (i) the one-year anniversary of the Award Date and (ii) the date immediately preceding the date of the first annual meeting of the Corporation’s stockholders that occurs in the Corporation’s fiscal year immediately following the fiscal year in which the Award Date occurs (the earlier to occur of such dates, the “Vesting Date”).
Timing and Manner of Payment of Stock Units. Subject to Section 8 below and any deferral election made by the Director pursuant to the Company’s Director Deferred Compensation Plan (the “Deferred Compensation Plan”), upon or as soon as practicable following (and in all events within thirty (30) days after) the earliest to occur of (1) the first anniversary of the Award Date, (2) the Director’s Separation From Service (as defined below) or (3) a Change in Control (as defined below) (the earliest to occur of such events, the “Payment Date”), the Corporation shall deliver to the Director a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock

Units subject to the Award that had vested (including any Stock Units that become vested in the circumstances pursuant to Sections 6 or 7) as of the Payment Date (with any fractional Stock Units being rounded down to the nearest whole unit); provided, however, that the Corporation reserves the right to settle any Stock Units credited as dividend equivalents pursuant to Section 3(b) by cash payment with the amount of any such cash payment as to a Stock Unit to equal the per-share closing price of a share of Common Stock on the Payment Date. For purposes hereof, the Director’s “Separation From Service” shall mean a “separation from service” within the meaning of Section 409A of the Code (and the published guidance and regulations promulgated thereunder) (which, generally, will be when the Director ceases to be a member of the Board). The Corporation’s obligation to make payment with respect to vested Stock Units is subject to the condition precedent that the Director or other person entitled under the Plan to receive payment with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Director shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 5 or that terminate pursuant to Section 6.
Effect of Termination of Service.
Death or Disability. Notwithstanding anything to the contrary herein or in the Plan, in the event that the Director’s Separation From Service occurs prior to the Vesting Date as a result of the death or Disability (as defined below) of the Director, the Director’s outstanding Stock Units (to the extent not then otherwise vested) shall be fully vested on the date of the Director’s Separation From Service. For purposes of this Award Certificate, “Disability” means a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator.
Other Terminations of Service. Notwithstanding anything to the contrary herein or in the Plan, in the event that the Director’s Separation From Service occurs prior to the Vesting Date as a result of any circumstances other than the Director’s death or Disability, then a number of Stock Units subject to the Award (to the extent not then otherwise vested) shall become vested on the Separation From Service equal to (i) the total number of Stock Units subject to the Award, multiplied by (ii) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the Award Date through and including the date of the Director’s Separation From Service, and the denominator of which is the number of calendar days in the period beginning with the Award Date through and including the first anniversary of the annual meeting of the Corporation’s stockholders that coincided with (or, if the Award Date was other than on the date of such annual meeting of the Corporation’s stockholders, las preceded) the Award Date. Any Stock Units (including, for clarity, any Stock Units credited as dividend equivalents pursuant to Section 3(b)) subject to the Award that are not vested on the Director’s Separation From Service (after giving offset to any accelerated vesting required by this Section 6) shall terminate on such Separation From Service, regardless of the reason for such Separation From Service.

Termination of Stock Units. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the date of the applicable Separation From Service without payment of any consideration by the Corporation and without any other action by the Director, or the Director’s beneficiary or personal representative, as the case may be.
Effect of Change in Control. Notwithstanding any other provision to the contrary contained herein, in the event of a Change in Control (as defined below), any outstanding Stock Units (to the extent not previously vested immediately prior to such Change in Control) shall automatically become fully vested as of (or, to the extent necessary to give effect to the acceleration, immediately prior to) the date of the Change in Control without any further action on the part of the Board, the stockholders or the Administrator. For purposes hereof, a “Change in Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) or 1.409A-3(i)(5)(vi)(A)(2), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
Section 409A. Notwithstanding anything to the contrary herein or in the Plan, if the Director is a “specified employee” within the meaning of Section 409A of the Code, and, as a result of that status, any portion of the payments hereunder would otherwise be subject to taxation pursuant to Section 409A of the Code, the Director shall not be entitled to any payments upon a Separation From Service until the earlier of (i) the date which is six (6) months after his or her Separation From Service for any reason other than death, or (ii) the date of the Director’s death; provided that the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay.
Non-Transferability of Award. This Award is personal and neither the Stock Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Director in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however that such restrictions shall not apply to transfers of terminated Stock Units to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Director’s rights under this Award, shall be null and void. The restrictions in this Section 9 do not apply as to any shares delivered in payment of the Stock Units once such payment has been made pursuant to Section 5.
No Right to Continued Service. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Nothing contained in the Plan or the Award constitutes a continued service commitment by the Corporation, confers upon the Director any right to remain in service to the Corporation, interferes with the right of the Corporation at any time to terminate such service, or affects the right of the Corporation to increase or decrease the Director’s other compensation.
Tax Consequences.
Tax Consultation. The Director may suffer adverse tax consequences as a result of his or her acquisition or disposition of the Stock Units. The Director will be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code) with respect to the Award. The Corporation shall not have any obligation whatsoever to pay such taxes. The Corporation has not and will not provide any tax advice to the Director. The Director should consult with his or her own personal tax advisors to the extent he or she deems advisable in connection with the acquisition or disposition of the Stock Units.
Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its subsidiaries may reasonably be obligated to withhold with respect to the vesting or other event with respect to the Stock Units. If such withholding event occurs in connection with the distribution of shares of Common Stock in respect of deferred Stock Units and subject to compliance with all applicable laws, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares, valued at their then fair market value to satisfy any withholding obligations of the Corporation or its subsidiaries with respect to such distribution. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Corporation cannot legally satisfy such withholding obligations by such withholding and reacquisition of shares as described above, the Corporation shall be entitled to require a cash payment by or on behalf of the Director and/or to deduct from other compensation payable to the Director the amount of any such withholding obligations.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 3(b).
Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.
Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Director and the Director’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 9 with respect to the transfer of this

Award Certificate or any rights hereunder or of the Stock Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.
Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and addressed to it in care of its President; and any notice to the Director shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.
Plan. The Award and all rights of the Director under this Award Certificate are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Director agrees to be bound by the terms of the Plan and this Award Certificate. The Director acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Certificate. Unless otherwise expressly provided in other sections of this Award Certificate, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.
Entire Agreement. This Award Certificate, together with the Plan, constitutes the entire understanding between the Corporation and the Director with regard to the subject matter of this Award Certificate. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.
Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.
Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate and the Plan shall lie within the sole discretion of the Administrator, and the Administrator’s determinations shall be conclusive and binding on all interested persons.
Choice of Law. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions).

Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.
Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
No Advice Regarding Grant. The Director is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Director may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.
The Director, in accepting the Award, agrees to the terms and conditions of this Award Certificate.
SEMTECH CORPORATION,
a Delaware corporation

By:___________________________
Mark Lin
Executive Vice President-Finance and Chief Financial Officer